Exhibit 24.2

Certified Resolutions

                I, C. Suzanne Womack, Corporate Secretary of Lincoln National Corporation, a corporation organized and existing under the laws of the State of Indiana, hereby certify that the following resolutions were adopted at the November 11, 2004 meeting of the Board of Directors:

FURTHER RESOLVED, That the Officers of the Corporation are hereby authorized and directed to prepare and execute in the name of and on behalf of the Corporation and as attorneys-in-fact for each of its officers and directors, procure all necessary signatures to, and to file with the Commission any amendments (or post-effective amendments) to the Registration Statement deemed by them necessary or advisable to effect or maintain the registration under the Act of the Plan Shares and units of Deferred Compensation Obligation offered under the Plan, their approval of any such amendments (or post-effective amendment(s)) to be conclusively evidenced by their execution thereof;

FURTHER RESOLVED, The Board of Directors hereby authorizes each member of the Board of Directors who may be required to execute the Registration Statement and any amendments to the Registration Statement, including any post-effective amendments (whether on behalf of the Corporation or as an Officer and Director thereof), to execute and deliver a Power of Attorney appointing such person or persons named therein as true and lawful attorneys and agents, with full power of substitution and re-substitution, to execute said Registration Statement in the name, place and stead (in any such capacity) of any such Officer or Director, and to file any such Power of Attorney together with the Registration Statement, amendments to the Registration Statement, and post-effective amendments.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the seal of the Corporation, this 7th day of December, 2004.

By: /S/ C. Suzanne Womack
C. Suzanne Womack, Corporate Secretary